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                                                                      Exhibit 11
                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION

                                                                     Three Months Ended
                                                                          March 31,
                                                               --------------------------------
                                                                   1996                1995
                                                               ------------        -------------
                                                                          (Unaudited)
PRIMARY SHARES
- --------------
Common shares outstanding - end of period                        20,092,805         19,879,089
Weighted average common shares outstanding                       20,080,138         19,852,637

Weighted average common stock options outstanding                   160,246             73,498
Preferred stock considered a common stock equivalent                599,985            206,662
                                                                -----------        -----------
Total primary shares                                             20,840,369         20,132,797
                                                                ===========        ===========

FULLY DILUTED SHARES
- --------------------
Weighted average common shares outstanding                       20,080,138         19,852,637

Weighted average common stock options outstanding                   160,290             99,853

Preferred stock considered a common stock equivalent                599,985            206,662

Assumed conversion of redeemable preferred stock not
    considered a common stock equivalent                          1,261,281          1,266,148
                                                                -----------        -----------
Total fully diluted shares                                       22,101,694         21,425,300
                                                                ===========        ===========

 NET INCOME                                                     $14,055,000        $10,538,000
                                                                ===========        ===========

PREFERRED STOCK DIVIDENDS ON REDEEMABLE PREFERRED STOCK

Dividends                                                       $   663,000        $   665,000
                                                                ===========        ===========
Primary earnings per share (net income minus preferred
    dividends divided by total primary shares)                  $       .64        $      0.49
                                                                ===========        ===========
Fully diluted earnings per share (net income divided by total
    fully diluted shares)                                       $       .64        $      0.49
                                                                ===========        ===========




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